Board of Directors and Shareholders

CONSOL Energy Inc.

Consent of Ernst & Young LLP

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the CONSOL Energy, Inc. Equity Incentive Plan filed September 22, 1999 of our report dated January 16, 2002 (except for the information included in Notes 28 and 29 related to the periods December 31, 2001 and prior, as to which the dates are December 16, 2003 and March 7, 2002, respectively) with respect to the consolidated financial statements of CONSOL Energy, Inc. included in this Annual Report (Form 10-K/A Amendment No. 3) of CONSOL Energy Inc.

/s/ Ernst & Young

Pittsburgh, Pennsylvania

February 5, 2004

1